Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fiscal 2020 Third Quarter Results

VONORE, Tenn. – May 6, 2020 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2020 third quarter ended March 29, 2020.

Third Quarter Highlights:

•	Pulled back production rate in early March and suspended production in late March in response to the COVID-19 pandemic.
•

Net sales for the third quarter decreased to $102.6 million, down 20.1 percent from $128.4 million in the prior-year period, due to reduced production in anticipation of slower retail demand from the COVID-19 pandemic.

•

Enhanced our liquidity, as a precautionary measure, by having drawn down $35.0 million revolving credit facility and finalizing a proposed amendment to our credit facility to provide additional flexibility.

•

GAAP diluted net loss was $(36.7) million or $(1.96) per share, including $56.4 million, or $(3.01) per share, of noncash goodwill and other intangible asset impairment charges related to NauticStar and Crest (“Impairment Charges”).

•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.46 compared to $0.78 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, declined 36.2 percent to $14.0 million from $21.9 million in the prior-year period.

Fred Brightbill, Chief Executive Officer, commented, “With the onset of the COVID-19 pandemic, all of us have been forced to adapt to new challenges that have impacted our families, our work, and our day-to-day lives. I want to thank the MasterCraft team for their hard work and commitment to our Company. I know it has been a challenging last few weeks, and I am incredibly proud of how our team has come together to support one another and continue delivering on our commitment to our customers even as production was halted. We have a strong foundation, a resilient business model and a long-term plan to drive value and grow our market share, and I am confident that MasterCraft will come out of this situation stronger than ever.”

Brightbill continued, “The third quarter delivered some unprecedented challenges and required us to focus on ensuring the health and well-being of our employees while remaining focused on meeting our dealers’ and consumers’ needs. Retail demand across all our brands started the third quarter off on a strong note, with very healthy performance and strong momentum in January, February, and early March, prior to the spread of COVID-19 in the U.S. Our pre-pandemic dealer inventory levels were down across all our brands, which would have positioned us to close out fiscal 2020 with optimal levels for growth in fiscal 2021 and beyond. While we are disappointed with the negative impact the pandemic had on our third quarter results, we believe that the resilient retail results experienced across all our brands since early-March is a clear indicator that we have the right strategy in place to deliver growth and value creation over the long-term.”

Third Quarter Results

Net Sales for the third quarter were $102.6 million, a decrease of $25.8 million, or 20.1 percent, compared to $128.4 million for the prior-year period. The decrease was primarily due to:

•	a proactive decrease in unit production in anticipation of potential impact on retail demand from the COVID-19 pandemic;
•	a continued reduction in unit sales volumes across each of our reportable segments to allow our dealers to right-size pipeline inventory levels;
•	partially offset by the addition of our new Aviara brand.

Gross profit decreased $10.1 million, or 32.2 percent, to $21.3 million compared to $31.4 million for the prior-year period, principally driven by the lower unit sales volumes for each reportable segment, $1.5 million of compensation and employee benefit costs related to our temporary shutdown in response to the COVID-19 pandemic, and higher sales discounts.

The decrease in consolidated gross margin percentage is primarily attributable to a decrease in overhead absorption due to the lower unit sales volumes across each reportable segment, the transitory $1.5 million of COVID-19 shutdown costs, and higher sales discounts.

Operating expenses increased $55.6 million, or 430.9 percent, to $68.5 million for the third quarter compared to $12.9 million for the prior-year period. This increase was due to the $56.4 of Impairment Charges, partially offset by lower incentive compensation costs.

Net loss for the third quarter was $(36.7) million, or $(1.96) per share, compared to Net income of $12.8 million, or $0.68 per share, for the prior-year period. Adjusted Net Income of $8.6 million, or 0.46 per share, on a fully diluted, weighted average share count of 18.9 million shares, was computed using the company’s estimated annual effective tax rate of approximately 23.0 percent. This compares to Adjusted Net Income of $14.6 million, or 0.78 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $14.0 million for the third quarter, compared to $21.9 million in the prior-year period. Adjusted EBITDA margin was 13.6 percent, down from 17.0 percent in prior-year period principally due to lower unit sales volumes.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “While COVID-19 presented many challenges for MasterCraft in the third quarter, we believe that we have implemented a plan to manage through the near-term headwinds, and position the Company for success as the economy begins to re-open. We firmly believe the steps we have taken during the pandemic, including the enhanced financial flexibility gained from our cost-cutting measures and a proposed amendment to our credit facility will position MasterCraft for success throughout the transition and beyond. We anticipate that we will finalize the proposed credit amendment later this week, which will include temporary relief under our financial covenants.”

As previously disclosed, given the economic uncertainty around the business impact of the COVID-19 pandemic, the Company has withdrawn the fiscal 2020 guidance contained in its second-quarter earnings press release and conference call on February 5, 2020. The Company will revisit its decision to provide detailed sales and earnings guidance when visibility to accurately estimate its future results improves.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss third quarter 2020 results today, May 6, 2020, at 8:30 a.m. EDT. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 6299559. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 6299559. The audio replay will be available beginning at 10:30 a.m. EDT on Wednesday, May 6, 2020, through 11:59 p.m. EDT on Wednesday, May 20, 2020.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our intention to drive value and grow our market share; the potential impact of COVID-19 on our operating results and liquidity; and our intention to amend our credit facility to provide additional financial flexibility.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the coronavirus (COVID-19) pandemic on the Company, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2019, filed with the SEC on

February 5, 2020 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Nine Months Ended March 29, 2020

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019

Net sales	$102,562	$128,390	$311,979	$343,572
Cost of sales	81,288	97,033	244,030	261,939
Gross profit	21,274	31,357	67,949	81,633
Operating expenses:
Selling and marketing	4,933	5,210	13,340	13,757
General and administrative	6,094	6,696	19,356	20,576
Amortization of other intangible assets	987	987	2,961	2,504
Goodwill and other intangible asset impairment	56,437	—	56,437	—
Total operating expenses	68,451	12,893	92,094	36,837
Operating income (loss)	(47,177)	18,464	(24,145)	44,796
Other expense:
Interest expense	1,086	1,867	3,667	4,829
Income (loss) before income tax expense	(48,263)	16,597	(27,812)	39,967
Income tax expense (benefit)	(11,550)	3,834	(6,601)	8,552
Net income (loss)	$(36,713)	$12,763	$(21,211)	$31,415

Net income (loss) per share:
Basic	$(1.96)	$0.68	$(1.13)	$1.68
Diluted	$(1.96)	$0.68	$(1.13)	$1.67
Weighted average shares used for computation of:
Basic earnings per share	18,739,480	18,657,719	18,731,338	18,652,289
Diluted earnings per share	18,739,480	18,756,605	18,731,338	18,765,897

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	March 29,	June 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,991	$5,826
Accounts receivable, net of allowances of $340 and $281, respectively	10,148	12,463
Income tax receivable	5,703	951
Inventories, net	37,159	30,660
Prepaid expenses and other current assets	4,979	4,464
Total current assets	98,980	54,364
Property, plant and equipment, net	41,669	33,636
Goodwill	29,593	74,030
Other intangible assets, net	64,836	79,799
Deferred income taxes	13,792	6,240
Deferred debt issuance costs, net	371	451
Operating lease assets	779	—
Other long-term assets	248	253
Total assets	$250,268	$248,773
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,008	$17,974
Income tax payable	—	426
Accrued expenses and other current liabilities	42,912	41,421
Current portion of long-term debt, net of unamortized debt issuance costs	9,004	8,725
Total current liabilities	65,924	68,546
Long-term debt, net of unamortized debt issuance costs	129,429	105,016
Operating lease liabilities	445	—
Unrecognized tax positions	3,114	2,895
Total liabilities	198,912	176,457
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,872,119 shares at March 29, 2020 and 18,764,037 shares at June 30, 2019	189	188
Additional paid-in capital	115,832	115,582
Accumulated deficit	(64,665)	(43,454)
Total stockholders' equity	51,356	72,316
Total liabilities and stockholders' equity	$250,268	$248,773

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	March 29,	March 31,		March 29,	March 31,
	2020	2019	Change	2020	2019	Change
	(Dollars in thousands)			(Dollars in thousands)
Unit sales volume:
MasterCraft	713	868	(17.9)%	2,170	2,609	(16.8)%
NauticStar	313	485	(35.5)%	1,046	1,391	(24.8)%
Crest(a)	461	728	(36.7)%	1,407	1,403	0.3%
Consolidated	1,487	2,081	(28.5)%	4,623	5,403	(14.4)%
Net Sales:
MasterCraft	$70,531	$79,431	(11.2)%	$211,201	$232,062	(9.0)%
NauticStar	14,156	21,652	(34.6)%	47,727	58,255	(18.1)%
Crest(a)	17,875	27,307	(34.5)%	53,051	53,255	(0.4)%
Consolidated	$102,562	$128,390	(20.1)%	$311,979	$343,572	(9.2)%
Net sales per unit:
MasterCraft	$99	$92	7.6%	$97	$89	9.0%
NauticStar	45	45	—%	46	42	9.5%
Crest(a)	39	38	2.6%	38	38	—%
Consolidated	69	62	11.3%	67	64	4.7%
Gross margin percentage	20.7%	24.4%	-370 bpts	21.8%	23.8%	-200 bpts

(a)	Crest was acquired on October 1, 2018.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include goodwill and other intangible asset impairment, COVID-19 shutdown costs, Aviara (new brand) startup costs, transaction expenses associated with acquisitions and certain non-cash items including share-based compensation, and an acquisition-related inventory step-up adjustment. We define Adjusted EBITDA Margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include goodwill and other intangible asset impairment, COVID-19 shutdown costs, Aviara (new brand) startup costs, transaction expenses associated with acquisitions, and certain non-cash items including other intangible asset amortization, share-based compensation, and an acquisition-related inventory step-up adjustment.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our core and/or ongoing operations. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income (loss) as determined in accordance with U.S. GAAP to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019
	(Dollars in thousands)		(Dollars in thousands)
Net income (loss)	$(36,713)	$12,763	$(21,211)	$31,415
Income tax expense (benefit)	(11,550)	3,834	(6,601)	8,552
Interest expense	1,086	1,867	3,667	4,829
Depreciation and amortization	2,632	2,091	7,686	5,450
EBITDA	(44,545)	20,555	(16,459)	50,246
Goodwill and other intangible asset impairment(a)	56,437	—	56,437	—
COVID-19 Shutdown Costs(b)	1,506	—	1,506	—
Aviara start-up costs(c)	398	937	1,213	1,700
Share-based compensation	159	371	703	1,159
Transaction expense(d)	—	27	—	2,044
Inventory step-up adjustment - acquisition related(e)	—	—	—	382
Adjusted EBITDA	$13,955	$21,890	$43,400	$55,531
Adjusted EBITDA margin	13.6%	17.0%	13.9%	16.2%

(a)	Represents non-cash impairment charges of $13.2 million and $43.2 million recorded in the NauticStar and Crest segments, respectively.
(b)

Represents costs associated with the COVID-19 pandemic. Costs include lump sum severance payments to laid off employees and costs to provide for temporary continuation of healthcare benefits for laid off employees.

(c)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in first fiscal quarter of 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust EBITDA for Aviara start-up costs through fiscal 2020.

(d)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(e)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired, all of which was sold during fiscal 2019.

The following table presents a reconciliation of net income (loss) as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019
	(Dollars in thousands, except for share and per share amounts)		(Dollars in thousands, except for share and per share amounts)
Net income (loss)	$(36,713)	$12,763	$(21,211)	$31,415
Income tax expense (benefit)	(11,550)	3,834	(6,601)	8,552
Goodwill and other intangible asset impairment(a)	56,437	—	56,437	—
COVID-19 Shutdown costs(b)	1,506	—	1,506	—
Amortization of acquisition intangibles	960	960	2,882	2,423
Aviara start-up costs(c)	398	937	1,213	1,700
Share-based compensation	159	371	703	1,159
Transaction expense(d)	—	27	—	2,044
Inventory step-up adjustment - acquisition related(e)	—	-	—	382
Adjusted Net Income before income taxes	11,197	18,892	34,929	47,675
Adjusted income tax expense(f)	2,575	4,251	8,034	10,727
Adjusted Net Income	$8,622	$14,641	$26,895	$36,948

Adjusted net income per common share
Basic	$0.46	$0.78	$1.44	$1.98
Diluted	$0.46	$0.78	$1.42	$1.96
Weighted average shares used for the computation of:
Basic Adjusted net income per share	18,739,480	18,657,719	18,731,338	18,652,289
Diluted Adjusted net income per share(g)	18,947,877	18,849,136	18,952,577	18,857,600

(a)	Represents non-cash impairment charges of $13.2 million and $43.2 million recorded in the NauticStar and Crest segments, respectively.
(b)

Represents costs associated with the COVID-19 pandemic. Costs include lump sum severance payments to laid off employees and costs to provide for temporary continuation of healthcare benefits for laid off employees.

(c)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in first fiscal quarter of 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust net income (loss) for Aviara start-up costs through fiscal 2020.

(d)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(e)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired, all of which was sold during fiscal 2019.
(f)	Reflects income tax expense at an estimated annual effective income tax rate of 23.0% for fiscal 2020 and 22.5% for the prior-year period.
(g)	See table below for reconciliation of weighted average shares used for computation of Basic earnings per share to weighted average shares used for Diluted Adjusted Net Income per share.

The following table presents the reconciliation of weighted average shares used for computation of Basic earnings per share to weighted average shares used for Diluted Adjusted Net income per share:

	Three Months Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019
Weighted average shares used for computation of Basic earnings per share	18,739,480	18,657,719	18,731,338	18,652,289
Dilutive effect of outstanding stock options(a)	-	42,525	10,711	48,289
Dilutive effect of outstanding restricted share awards/units(b)	208,397	148,892	210,528	157,022
Weighted average shares used for the computation of Diluted Adjusted Net Income per share	18,947,877	18,849,136	18,952,577	18,857,600

(a)

Represents the dilutive effect of stock options calculated using the treasury stock method, but instead of using the average market price, the market price on the last business day of the period is used.

(b)	Represents the dilutive effect of restricted stock awards (“RSAs”) and performance stock units (“PSUs”) assuming the total outstanding awards/unit at each period end are fully dilutive.

The following table presents the reconciliation of net income (loss) per diluted share to Adjusted net income per diluted weighted average share for the periods presented:

	Three Months Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019
Net income (loss) per diluted share	$(1.96)	$0.68	$(1.13)	$1.67
Impact of adjustments:
Income tax expense	(0.62)	0.20	(0.35)	0.46
Goodwill and other intangible asset impairment(a)	3.01	—	3.01	—
COVID-19 Shutdown Costs(b)	0.08	—	0.08	—
Amortization of acquisition intangibles	0.05	0.05	0.15	0.13
Aviara startup costs(c)	0.02	0.05	0.06	0.09
Share-based compensation	0.01	0.02	0.04	0.06
Transaction expense(d)	—	—	—	0.11
Inventory step-up adjustment - acquisition related(e)	—	—	—	0.02
Adjusted Net income per diluted share before income taxes	0.59	1.00	1.86	2.54
Impact of adjusted income tax expense on net income per diluted share before income taxes(f)	(0.14)	(0.22)	(0.43)	(0.58)
Impact of increased share count(g)	0.01	—	(0.01)	—
Adjusted Net Income per diluted weighted average share	$0.46	$0.78	$1.42	$1.96

(a)	Represents non-cash impairment charges of $13.2 million and $43.2 million recorded in the NauticStar and Crest segments, respectively.
(b)

Represents costs associated with the COVID-19 pandemic. Costs include lump sum severance payments to laid off employees and costs to provide for temporary continuation of healthcare benefits for laid off employees.

(c)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in first fiscal quarter of 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust net income (loss) for Aviara start-up costs through fiscal 2020.

(d)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(e)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired, all of which was sold during fiscal 2019.
(f)	Reflects income tax expense at an estimated annual effective income tax rate of 23.0% for fiscal 2020 and 22.5% for the prior-year period.
(g)

Reflects the impact of increased share counts giving effect to the exchange of all RSAs, the vesting of all PSUs and for the dilutive effect of stock options included in outstanding shares and rounding.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

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